Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this “Amendment”), dated as of March 10, 2010, is entered into by Allied Healthcare International Inc., a New York corporation (the “Company”), and Computershare Trust Company, N.A., a federally-charted trust company, as rights agent (the “Rights Agent”), and amends the Rights Agreement, dated as of April 2, 2009, between the Company and the Rights Agent (the “Rights Agreement”).

W I T N E S S E T H:

WHEREAS, on April 2, 2009, the Company and the Rights Agent entered into the Rights Agreement.

WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement in the manner hereinafter specified.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Amendments.

(a) Section 1(w) of the Rights Agreement is hereby amended by substituting “April 1, 2012” for “April 1, 2019” in the one place in Section 1(w) in which April 1, 2019 appears.

(b) Section 21 of the Rights Agreement is hereby amended by adding the words “, in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company,” immediately before the word “to” and after the word “and” in the first sentence thereof.

(c) Section 34 of the Rights Agreement is hereby amended by adding the following sentence at the end of such section: “A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.”

2. No Other Changes. All other provisions of the Rights Agreement shall remain unchanged.

3. Governing Law. The validity, enforceability, interpretation and performance of this Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ALLIED HEALTHCARE
INTERNATIONAL INC.

By: /s/Sandy Young
Name: Alexander S Young
Title: CEO

COMPUTERSHARE TRUST COMPANY,
N.A., as Rights Agent

By: /s/ Dennis V. Maccia
Name: Dennis V. Maccia
Title: Manager

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